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                                                              EXHIBIT 10.8 (iii)

[DIEBOLD LOGO]

               AMENDMENT NO. 2 TO THE 1991 EQUITY AND PERFORMANCE
         INCENTIVE PLAN (AS AMENDED AND RESTATED AS OF FEBRUARY 7, 2001)

                  Pursuant to Sections 17 and 20 of the Diebold, Incorporated Equity and Performance Incentive Plan (As Amended and Restated as of February 7,
2001), as amended by Amendment No 1 (the "Plan"), the Compensation Committee of the Board of Directors of Diebold, Incorporated hereby amends the Plan as follows effective as of February 11, 2004:

                  1. The definition of "Detrimental Activity" in Section 2 of the Plan is amended in its entirety to read as follows:

                  (i) Engaging in any activity, as an employee, principal, agent or consultant for another entity, and in a capacity, that directly competes with the Corporation or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Corporation if such development is being actively pursued by the Corporation during the one-year period following the termination of Participant's employment by the Corporation or a Subsidiary) for which the Participant has had any direct responsibility and direct involvement during the last two years of his or her employment with the Corporation or a Subsidiary, in any territory in which the Corporation or a Subsidiary manufactures, sells, markets, services, or installs such product or service or engages in such business activity.

                  (ii) Soliciting any employee of the Corporation or a Subsidiary to terminate his or her employment with the Corporation or a Subsidiary.

                  (iii) The disclosure to anyone outside the Corporation or a
            Subsidiary, or the use in other than the Corporation or a Subsidiary's business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her employment with the Corporation or its Subsidiaries or while acting as a consultant for the Corporation or its Subsidiaries thereafter.

                  (iv) The failure or refusal to disclose promptly and to assign to the Corporation upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

                  (v) Activity that results in Termination for Cause. For purposes of this Section, "Termination for Cause" shall mean a termination:

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                        (A)   due to the Participant's willful and continuous
            gross neglect of his or her duties for which he or she is employed, or

                        (B) due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary

                  2.    The following definition is added to Section 2 of the
      Plan:

                        "Restricted Stock Unit" means a bookkeeping entry
            reflecting an award of Deferred Shares.

                  3. The Plan shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Plan, and shall remain in full force and effect.